Exhibit 21

                         Subsidiaries of the Registrant

                                      Jurisdiction of Incorporation     Name under which
Name                                         or Origination           business is conducted
----                                         --------------           ---------------------

Roxborough-Manayunk Bank                      United States                    (2)

TGH Corp.                                       Delaware                       (2)

Montgomery Services Corporation(1)            Pennsylvania                     (2)

Ridge Service Corporation(1)                  Pennsylvania                     (2)

Roxdel Corp(1)                                  Delaware                       (2)

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(1)      Subsidiary of Roxborough-Manayunk Bank.
(2)      Same as corporate name.